UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: May 6, 2009
(Date of earliest event reported)
AGILYSYS, INC.
(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

28925 Fountain Parkway, Solon, Ohio	44139

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (440) 519-8700
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
     The Company executed a Loan and Security Agreement dated May 5, 2009 (the “Credit Facility”) with Bank of America, N.A., as agent for the lenders from time to time party thereto (“Agent”). The Company’s obligations under the Credit Facility are secured by the Borrower’s assets (as defined in the Credit Facility). This Credit Facility replaces the Company’s previous credit facility, which was terminated on January 20, 2009. The Company also terminated its floor plan financing facility on May 4, 2009, and will primarily fund working capital through open accounts payable provided by its trade vendors.
     The Credit Facility provides $50 million of credit (which may be increased by an accordion provision in the Credit Facility up to an additional $25 million) for borrowings and letters of credit and will mature May 5, 2012. The Credit Facility establishes a borrowing base for availability of loans predicated on the level of the Company’s accounts receivable meeting banking industry criteria. The aggregate unpaid principal amount of all borrowings, to the extent not previously repaid, is repayable on the Termination Date (as defined). Borrowings also are repayable at such other earlier times as may be required under or permitted by the terms of the Credit Facility. LIBOR Loans (as defined) bear interest at LIBOR (as defined) for the applicable interest period plus an applicable margin. Base rate loans (as defined) bear interest at the Base Rate (as defined) plus an applicable margin. Interest is payable on the first of each month in arrears. There is no premium or penalty for prepayment of borrowings under the Credit Facility.
     The Credit Facility contains mandatory repayment provisions, representations, and warranties and covenants for a secured credit facility of this type. The Credit Facility also contains customary Events of Default upon the occurrence of which, among other remedies, the Lenders may terminate their commitments and accelerate the maturity of indebtedness and other obligations under the Credit Facility.
     The foregoing is a summary of the terms and conditions of the Credit Facility and does not purport to be a complete discussion of that document. A copy of the Loan and Security Agreement executed on May 5, 2009 between the Company and Bank of America, N.A. is filed with this report as Exhibit 10.1 and is incorporated by reference herein. A copy of the press release announcing the Credit Facility is filed with this report as Exhibit 99.1 and is incorporated by reference herein.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 above is incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Loan and Security Agreement between Agilysys, Inc. and Bank of America, N.A. dated May 5, 2009

99.1	Press Release issued by Agilysys, Inc. on May 6, 2009 regarding the new $50 million Credit Facility

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Kenneth J. Kossin, Jr.
Kenneth J. Kossin, Jr.
Senior Vice President and Chief Financial Officer

Date: May 6, 2009